Exhibit F

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT dated as of September 30, 2013 (this “Agreement”), among (i) GMX Resources Inc., Diamond Blue Drilling Inc. and Endeavor Pipeline Inc. (collectively, the “Debtors”), (ii) each of the undersigned holders of, or the investment advisor or manager to a holder or holders of (and in such capacity having the power to bind such holder) the Senior Secured Notes issued pursuant to the Senior Secured Indenture (including any permitted assignees under this Agreement, collectively, the “Consenting Senior Secured Noteholders”) and (iii) the Official Committee of Unsecured Creditors appointed in the Debtors’ Chapter 11 Cases (the “Creditors’ Committee” and together with the Debtors and the Consenting Senior Secured Noteholders, each referred to as a “party” and collectively referred to as the “Parties”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, on April 1, 2013 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, upon the commencement of the Chapter 11 Cases, the Consenting Senior Secured Noteholders agreed to provide the Debtors with a $50 million debtor in possession credit facility (the “DIP Financing”) on the terms and subject to the conditions set forth in the DIP Credit Agreement;

WHEREAS, based on various factors which the Parties have extensively considered, the Parties have determined that the consummation of a reorganization through a chapter 11 plan is in the best interests of the Debtors’ estates and all stakeholders;

WHEREAS, the Parties and their representatives have engaged in arm’s length good faith negotiations regarding a restructuring (the “Restructuring”) of the Debtors’ indebtedness and other obligations pursuant to a chapter 11 plan of reorganization in accordance with the terms and conditions of this Agreement and the terms and conditions set forth in the Restructuring Term Sheet attached hereto as Exhibit A;

WHEREAS, the Consenting Senior Secured Noteholders have agreed that the amounts outstanding under the DIP Financing shall be treated consistent with the Restructuring Term Sheet;

WHEREAS, in furtherance of the Restructuring, the Debtors have requested that the Consenting Senior Secured Noteholders, in their capacity as DIP Lenders, modify certain provisions of the DIP Credit Agreement and the Consenting Senior Secured Noteholders have agreed, subject to the terms hereof, to such modifications;

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court in connection with the Restructuring, the following sets forth the agreement among the Parties concerning their respective obligations;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereof.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Restructuring) involving the Debtors, any of the entities that comprise the Debtors, or any of its or their assets, properties or businesses that would reasonably be expected to prevent, delay or impede the Restructuring or that is inconsistent with this Agreement;

“APA” has the meaning set forth in Section 14 herein.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Oklahoma.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Cases” means the voluntary chapter 11 cases commenced by the Debtors on the Petition Date in the Bankruptcy Court jointly administered under Case No. 13-11456 (SAH).

“Committee Support Letter” has the meaning set forth in Section 2(a) hereof.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including authorizing entry into any exit financing documents and all exhibits, appendices and related documents, each consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.

“Consenting Senior Secured Noteholders” has the meaning set forth in the preamble hereof.

“Creditors’ Committee” has the meaning set forth in the preamble hereof.

“Debtors” has the meaning set forth in the preamble hereof.

“DIP Credit Agreement” means that certain $50,000,000 Superpriority Debtor In Possession Credit and Guaranty Agreement dated as of April 4, 2012 (as it may be amended, supplemented or otherwise modified from time to time) among GMX Resources Inc., as Borrower, Diamond Blue and Endeavor, as Guarantors, the lenders from time to time, and Cantor Fitzgerald Securities, as Administrative and Collateral Agent.

“DIP Financing” has the meaning set forth in the recitals hereof.

“DIP Lender(s)” means the lender(s) under the DIP Credit Agreement.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) in accordance therewith and the Plan becomes effective.

“Final DIP Order” means the order approving the DIP Financing on a final basis entered by the Bankruptcy Court on May 6, 2013 [Docket No. 323], as the same may be amended or modified from time to time.

“Outside Date” means the date that is one hundred and twenty (120) calendar days after the date this Agreement is executed.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” has the meaning set forth in the recitals hereof.

“Plan” means the joint chapter 11 plan of reorganization of the Debtors implementing the Restructuring, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.

“PSA Approval Order” has the meaning set forth in Section 3 hereof.

“PSA Motion” has the meaning set forth in Section 3 hereof.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Documents” has the meaning set forth in Section 6 hereof.

“Restructuring Support Party” means (i) the Creditors’ Committee and (ii) each of the Consenting Senior Secured Noteholders, and, subject to Section 19 hereof, their respective Affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Term Sheet” means that certain term sheet containing certain material terms and provisions of the Restructuring agreed upon by the Parties hereto that are to be incorporated into the Plan and any documents required to implement the Restructuring, a copy of which is attached hereto as Exhibit A (to the extent there is any conflict between this Agreement and the terms of the Restructuring Term Sheet, the Restructuring Term Sheet shall govern).

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to section 1125(b) of the Bankruptcy Code and the Committee Support Letter.

“Securities Act” has the meaning set forth in Section 5 herein.

“Senior Secured Indenture” means that certain Indenture dated as of December 19, 2011, as amended by the First Supplemental Indenture dated as of December 7, 2012, and as it may be further amended, supplemented or otherwise modified from time to time, providing for the issuance of the Senior Secured Notes by and among GMX Resources Inc., as the issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

“Senior Secured Notes” means the Senior Secured Notes Series A due 2017 and the Senior Secured Notes Series B due 2017 issued pursuant to the Senior Secured Indenture.

“Senior Secured Claims” means all claims arising under or relating to the Senior Secured Notes and/or the Senior Secured Indenture and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

“Transfer” has the meaning set forth in Section 12 herein.

“Transfer Agreement” has the meaning set forth in Section 12 herein.

“Waiver” has the meaning set forth in Section 13 herein.

“Waiver Period” has the meaning set forth in Section 13 herein.

2. Commitment of Restructuring Support Parties. Subject to the terms and conditions hereof, but prior to the termination of this Agreement as provided herein, and subject to approval by the Bankruptcy Court of a Disclosure Statement and other solicitation materials in respect of the Plan as containing “adequate information” under section 1125 of the Bankruptcy Code and its receipt of same, and further subject to Section 29 and the Creditors’ Committee’s fiduciary duties under the Bankruptcy Code, each Restructuring Support Party and its respective successors and assigns as permitted under this Agreement shall:

a)	support the confirmation and the consummation of the Plan and the transactions contemplated thereby, and in the case of the Creditors’ Committee, recommend to its constituents that they vote in favor of the Plan and take such other action as may be reasonably appropriate in connection therewith, including, without limitation, inclusion with the Debtors’ other Solicitation Materials of a letter of support recommending that unsecured creditors vote in favor of the Plan (the “Committee Support Letter”), which shall be in form and substance reasonably satisfactory to the Parties;

b)	in connection with any solicitation of Ballots by the Debtors with respect to the Plan, and subject to its (x) receipt of a Bankruptcy Court-approved Disclosure Statement and (y) Section 19 of this Agreement, vote all Senior Secured Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying Solicitation Materials, and timely return a duly-executed Ballot in connection therewith;

c)	not withdraw or revoke its vote with respect to the Plan;

d)	support the mutual release and exculpation provisions contained in the Plan;

e)	agree to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Securities and Exchange Commission of the contents of this Agreement; provided, however, the Debtors shall not disclose any Consenting Senior Secured Noteholders’ individual holdings of the Senior Secured Notes or other claims against or interests in the Debtors without the prior written consent of such Consenting Senior Secured Noteholder; provided further, however, that the foregoing shall not prohibit the Debtors from disclosing the approximate aggregate holdings of Senior Secured Notes held by all of the Consenting Senior Secured Noteholders;

f)	in the case of the Creditors’ Committee, carry its objection filed on August 27, 2013 to the sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code and not assert its objection or any of the arguments raised therein unless the Debtors re-calendar their motion to approve such sale;

g)	not take any action directly or indirectly or encourage others to take actions inconsistent with transactions contemplated by this Agreement or which would delay the consummation of the Restructuring, including, without limitation, initiating or joining in any legal proceeding inconsistent with, or which would reasonably lead to a delay in the consummation of, the Restructuring and the transactions contemplated under the Restructuring Term Sheet or seeking, soliciting, supporting or voting for, or consenting to, an Alternative Proposal;

h)	in the case of the Creditors’ Committee, represent and warrant to the Consenting Senior Secured Noteholders and the Debtors that there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Proposal; and

i)	in the case of the Creditors’ Committee and the Committee Professionals, not, directly or indirectly, take any action to solicit, initiate, encourage or assist with the submission of an Alternative Proposal, and if the Creditors’ Committee or any Committee Professional receives an unsolicited proposal or expression of interest in undertaking an Alternative Proposal, the Creditors’ Committee shall promptly notify counsel to the Consenting Senior Secured Noteholders and counsel to the Debtors of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Creditors’ Committee and the Committee Professionals shall promptly furnish counsel to the Consenting Senior Secured Noteholders and counsel to the Debtors with copies of any written offer or other information that it receives relating to an Alternative Proposal and shall keep counsel to the Consenting Senior Secured Noteholders and counsel to the Debtors fully informed of any discussions, amendments, modifications or other changes to such offer or information.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring and are not for the purpose of hindering, delaying or preventing consummation of the Restructuring.

3. Commitment of the Debtors. (I) Subject to Section 29 and the Debtors’ fiduciary duties as a debtor in possession, the Debtors agree to (a) support and use commercially reasonable efforts to complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, (b) use commercially reasonable efforts to complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet within the time-frames outlined herein, including, without limitation, by filing a motion (the “PSA Motion”) with the Bankruptcy Court seeking the entry of an order, the terms of which shall be reasonably acceptable to the Parties hereto, approving this Agreement and authorizing the Parties entry into, and performance under, this Agreement (the “PSA Approval Order”) within two (2) business days after the execution this Agreement, filing the

Plan and Disclosure Statement with the Bankruptcy Court within ten (10) Business Days after the execution of this Agreement and taking all steps reasonably necessary to obtain an order of the Bankruptcy Court confirming the Plan within ninety-five (95) calendar days of the execution of this Agreement and closing the Restructuring prior to the Outside Date, (c) obtain any and all required regulatory and/or third-party approvals for the Restructuring and (d) operate its business in the ordinary course based on historic practices and the operations contemplated pursuant to the Debtors’ business plan, taking into account the Restructuring. The Debtors represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Proposal. Subject to Section 29 and the Debtors’ fiduciary duties as a debtor in possession, except with the prior written consent of the Consenting Senior Secured Noteholders, the Debtors and their respective advisors and representatives shall not, directly or indirectly, take any action to solicit, initiate, encourage or assist with the submission of an Alternative Proposal. If the Debtors receive an unsolicited proposal or expression of interest in undertaking an Alternative Proposal, the Debtors shall promptly notify counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee with copies of any written offer or other information that it receives relating to an Alternative Proposal and shall keep counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee fully informed of any negotiations, discussions, amendments, modifications or other changes to such offer or information. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee (under a reasonably acceptable confidentiality agreement) the information contemplated under this section.

(II) the Debtors hereby further covenant and agree that they shall permit and facilitate reasonable access, upon reasonable notice during normal business hours for any due diligence reasonably necessary to consummate the Restructuring, including, but not limited to, (i) cooperating fully with the Consenting Senior Secured Noteholders and causing its officers, directors, employees, and advisors to cooperate fully, in furnishing non-privileged information as and when reasonably requested by the Consenting Senior Secured Noteholders including with respect to the Debtors’ financial affairs, finances, financial condition, business and operations, and (ii) authorizing the Consenting Senior Secured Noteholders to meet and/or have discussions with any of its officers, directors, employees and advisors from time to time as reasonably requested by any Consenting Senior Secured Noteholder to discuss any non-privileged matters regarding the Debtors’ financial affairs, finances, financial condition, business and operations, and directing and authorizing such persons and entities to provide reasonably requested information.

4. Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a) it is validly existing and in good standing under the laws of the state of its organization (except for the Creditors’ Committee, which was formed by the U.S. Trustee pursuant to section 1102(a)(1) of the Bankruptcy Code, and whose membership has been and may be amended by the U.S. Trustee from time to time), and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;

(b) except for the Debtors’ need to obtain Bankruptcy Court approval, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement;

(c) except for the Debtors’ need to obtain Bankruptcy Court approval, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(d) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

(e) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(f) it is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

5. Ownership of Senior Secured Claims. Each Consenting Senior Secured Noteholder severally and not jointly, represents and warrants as follows:

i) as of the date of this Agreement, it is (i) either (A) the sole beneficial owner of the principal amount of Senior Secured Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Senior Secured Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Senior Secured Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Senior Secured Claims and dispose of, exchange, assign and transfer such Senior Secured Claims and (iii) subject to Section 19, holds no other Senior Secured Claims;

ii) other than pursuant to this Agreement, such Senior Secured Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Senior Secured Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

iii) [Intentionally Omitted.]

iv) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act).

6. Restructuring Documents. Subject to the Debtors’ and the Creditors’ Committee’s fiduciary duties, including as a debtor in possession and as described in Section 29, the Debtors, the Creditors’ Committee and the Consenting Senior Secured Noteholders hereby covenant and agree to (x) negotiate in good faith each of the documents implementing, achieving and relating to the Restructuring, including, without limitation, all documents necessary for the Plan, including without limitation, (A) the Plan, (B) the Disclosure Statement, Ballots and Solicitation Materials, (C) the motion to approve the Disclosure Statement and seeking confirmation of the Plan, (D) the proposed order approving the Solicitation Materials and the proposed Confirmation Order and (E) the plan supplement, including any documents relating to the corporate governance of the reorganized Debtors, the terms of the equity to be issued pursuant to the Restructuring and any exit financing term sheet and/or exit financing credit agreement (all documents implementing, achieving and relating to the Restructuring and the Plan, including, without limitation, those listed in Section 6(A) through Section 6(E), collectively, the “Restructuring Documents”), which Restructuring Documents shall, as provided herein, contain terms and conditions consistent in all material respects with the Restructuring Term Sheet and shall otherwise be on terms reasonably acceptable to the Debtors and to the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee and (y) execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Documents as provided herein; provided, however, that, if the class of general unsecured creditors votes to accept the Plan, the form of Litigation Trust agreement and related ancillary documents shall be drafted by the Creditors’ Committee, subject only to Court approval at the Plan confirmation hearing; provided further that, if the class of general unsecured creditors votes to reject the Plan, the form of Litigation Trust agreement and related ancillary documents shall be mutually acceptable to the Debtors, the Steering Committee and the Creditors’ Committee.

7. Termination by Restructuring Support Parties. This Agreement may be terminated by delivery to the Debtors of a written notice in accordance with Section 27 hereof by the Consenting Senior Secured Noteholders, upon the occurrence and continuance of any of the following events; provided that this Agreement may also be terminated by delivery to the Debtors and counsel to the Consenting Senior Secured Noteholders of a written notice in accordance with Section 27 hereof by the Creditors’ Committee solely upon the occurrence and continuance of any of the events in clauses (a), (e), (g), (i) and (m) (and in the case of clauses (a), (e), (g) and (m), solely to the extent the economic treatment of the general unsecured creditors set forth in the Restructuring Term Sheet is adversely affected):

a)	the breach by the Debtors or the Creditors’ Committee of any of their undertakings, representations, warranties or covenants set forth in this Agreement that would have a material adverse impact on the Consenting Senior Secured Noteholders or with respect to the consummation of the Restructuring, or, with respect to the Creditors’ Committee, the economic treatment of the general unsecured creditors set forth in the Restructuring Term Sheet, which remains uncured for a period of five (5) Business Days after the Debtors’ receipt of notice from the Consenting Senior Secured Noteholders, the Creditors’ Committee or their respective counsel, as the case may be, of such breach;

b)	the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by the Debtors and the Consenting Senior Secured Noteholders of notice of such event;

c)	the Debtors lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

d)	an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court;

e)	the Debtors file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of the Debtors receiving notice from the Consenting Senior Secured Noteholders, the Creditors’ Committee or their respective counsel, as the case may be, that such motion or pleading is inconsistent with this Agreement;

f)	the Creditors’ Committee files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of the Creditors’ Committee receiving notice from the Consenting Senior Secured Noteholders or their counsel that such motion or pleading is inconsistent with this Agreement;

g)	the Bankruptcy Court’s grant of relief that is inconsistent with this Agreement in any material respect;

h)	the Debtors move for, or the Bankruptcy Court enters, an order authorizing or directing the assumption or rejection of any material executory contract or material unexpired lease without the consent of the Consenting Senior Secured Noteholders;

i)	if the Debtors or the Creditors’ Committee exercise any “fiduciary out” as provided for in Section 29 of this Agreement;

j)	the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Debtors, without the written consent of the Consenting Senior Secured Noteholders;

k)	if forms of any definitive exit financing documents on terms, tenor and conditions acceptable to the Consenting Senior Secured Noteholders have not been agreed to prior to the conclusion of the Plan confirmation hearing;

l)	if the Debtors fail to file the Plan and Disclosure Statement with the Bankruptcy Court within ten (10) Business Days of the execution of this Agreement without the written consent of the Consenting Senior Secured Noteholders;

m)	upon the date of entry of an order by the Bankruptcy Court invalidating, disallowing or materially modifying or altering the PSA Approval Order without the written consent of (i) the Consenting Senior Secured Noteholders or (ii) the Creditors’ Committee solely with respect to entry of an order that adversely affects the economic treatment of general unsecured creditors as set forth in the Restructuring Term Sheet;

n)	if the Disclosure Statement shall not have been approved by the Bankruptcy Court within fifty (50) days of the execution of this Agreement;

o)	if the Plan shall not have been confirmed by the Bankruptcy Court within ninety-five (95) days from the execution of this Agreement;

p)	on the Outside Date if the Plan and all of the transactions contemplated hereby and thereby have not been consummated.

8. Mutual Termination. This Agreement and the obligations of the Parties hereunder, may be terminated by mutual agreement among (a) the Debtors, (b) the Consenting Senior Secured Noteholders and (c) the Creditors’ Committee.

9. Debtors’ Termination Events. This Agreement may be terminated by delivery of a written notice in accordance with Section 27 of this Agreement hereof by the Debtors upon the occurrence of any of the following events: (a) the breach by any of the Restructuring Support Parties of any of the representations, warranties or covenants of such Restructuring Support Parties set forth in this Agreement that would have a material adverse impact on the Debtors, or with respect to the consummation of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by counsel to the Consenting Senior Secured Noteholders or the Creditors’ Committee of notice of such breach; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by counsel to the Consenting Senior Secured Noteholders or the Creditors’ Committee of notice of such event; or (c) the exercise by the Debtors of their fiduciary duties set forth in Section 29.

10. Automatic Termination. This Agreement and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice:

a)	if the PSA Approval Order is not entered and effective by the Bankruptcy Court within thirty (30) days of the execution of this Agreement; unless the Consenting Senior Secured Noteholders provide written notice to the Debtors prior to such automatic termination date that they waive the automatic termination of the Agreement pursuant to this Section 10(a) or agree to an extension of such thirty (30) day period; and

b)	upon the occurrence of the Effective Date of the Plan.

11. Termination. No Party may terminate this Agreement pursuant to Sections 7, 9 or 10 if said terminating Party (or Parties) failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of the termination event specified herein. Upon the termination of this Agreement pursuant to Sections 7, 8, 9 or 10 of this Agreement, all Parties shall be released from their commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, that in no event shall any such termination relieve a party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that no Party shall be liable for any damages (assuming the Party has otherwise complied with all material terms of this Agreement) if (i) the Bankruptcy Court fails to enter certain orders or approve certain motions by the dates specified in Section 7 or (ii) the Debtors or the Creditors’ Committee exercise their “fiduciary out” under Section 29; and provided, further that, notwithstanding anything to the contrary herein, any event of termination (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such termination event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon an event of termination, unless otherwise agreed to in writing by such Consenting Senior Secured Noteholder, any and all votes, approvals or consents delivered by a Consenting Senior Secured Noteholder and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Debtors. In the event the Debtors or the Creditors’ Committee terminates this Agreement, the Consenting Senior Secured Noteholders retain their rights to either proceed with the sale of substantially all of the Debtors’ assets pursuant to the APA or seek to terminate exclusivity to pursue confirmation of the Plan or any other chapter 11 plan acceptable to the Consenting Senior Secured Noteholders.

12. Transfer of Senior Secured Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in i) and ii) below, that no Consenting Senior Secured Noteholder will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other right in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Senior Secured Claims now or hereafter owned, and no such Transfer will be effective, unless: (a) the transferee executes and provides a transfer agreement in the form attached hereto as Exhibit B (the “Transfer Agreement”), pursuant to which the transferee agrees to be bound by all of the terms and conditions of this Agreement and (b) the Consenting Senior Secured Noteholder effecting such Transfer notifies counsel to the other Parties hereto in writing of such Transfer within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. In addition to the foregoing Transfer, the following Transfers shall be permitted:

i.	any Transfer by one Consenting Senior Secured Noteholder to an Affiliate of such Consenting Senior Secured Noteholder or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor (in each case, other than portfolio companies); and

ii.	any Transfer by one Consenting Senior Secured Noteholder to another Consenting Senior Secured Noteholder.

Any Transfer of any Consenting Senior Secured Noteholder’s Claim that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition or assumption by any Consenting Senior Secured Noteholder of any Senior Secured Claims such Senior Secured Claims shall automatically be deemed to be subject to all the terms of this Agreement.

13. Covenant to Provide Amendment to DIP Credit Agreement. The Consenting Senior Secured Noteholders, in their capacity as DIP Lenders, and the Debtors hereby agree to execute as soon as reasonably practicable an amendment to the DIP Credit Agreement in substantially the form attached hereto as Exhibit C that provides for the waiver of certain Defaults or Events of Default (each as defined in the DIP Credit Agreement) and extends the Maturity Date (as defined in the DIP Credit Agreement) as set forth therein.

14. Obligations to Close APA Survive until Termination of Agreement or Effective Date. The Consenting Senior Secured Noteholders hereby agree and shall instruct U.S. Bank National Association, as the Senior Secured Notes Indenture Trustee, to agree that the (i) “Purchaser Termination Date” in Section 4.4(a) of that certain Asset Purchase Agreement dated May 15, 2013, among GMX Resources Inc., Diamond Blue Drilling Co., and Endeavor Pipeline Inc., as the Sellers, GMXR Acquisition LLC, as Purchaser, and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent (the “APA”) shall be extended until the earlier of (A) forty-five (45) days after the termination of this Agreement and (B) the Effective Date and (ii) deadline in Section 4.4(h) of the APA shall be extended until forty-five (45) days after the termination of this Agreement. The Debtors agree to extend the “Seller Termination Date” (as defined in the APA) until the earlier of (A) forty-five (45) days after the termination of this Agreement and (B) the Effective Date.

15. Amendments. No amendment, modification, waiver or supplement of or to the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the (i) Debtors, (ii) Consenting Senior Secured Noteholders and (iii) Creditors’ Committee but solely to the extent such amendment, modification, waiver or supplement adversely affects the economic treatment of general unsecured creditors set forth in the Restructuring Term Sheet.

16. Condition of Effectiveness. For the avoidance of doubt, this Agreement (and the obligations of all Parties hereunder) shall not become effective nor enforceable against or by any of the Parties until (i) it is executed by (a) the Debtors, (b) the Creditors’ Committee and (c) holders of Senior Secured Notes holding in the in the aggregate at least 66 2⁄3% of outstanding Senior Secured Claims as of the date hereof and (ii) the Bankruptcy Court shall have entered the PSA Approval Order.

17. Fees. The Debtors shall pay, when due and payable, all reasonable and documented costs and expenses of the Consenting Senior Secured Noteholders including, without limitation, the costs and expenses incurred by (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) McAfee &Taft, (iii) Sandler O’Neill & Partners, L.P., (iv) W.D. Von Gonten & Co., and (v) any other professionals that may be reasonably retained by the Consenting Senior Secured Noteholders that may be required in connection with the Restructuring, without the need for such parties to file a fee application or otherwise seek Bankruptcy Court approval of such fees and expenses, but subject to any procedural requirements set forth in the Final DIP Order. The fees and expenses incurred by the Committee Professionals in these Chapter 11 Cases after September 20, 2013 will be subject to a cap as mutually agreed to among the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee. This Section may not be amended without the consent of the affected Party to this Agreement.

18. Public Disclosure. The Consenting Senior Secured Noteholders hereby consent to the disclosure of the execution and contents of this Agreement by the Debtors in the Plan, Disclosure Statement, the other documents required to implement the Restructuring and any filings by the Debtors with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Debtors shall not, without the applicable Consenting Senior Secured Noteholder’s prior consent, (a) use the name of any Consenting Senior Secured Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Senior Secured Noteholder to any person; provided, that the Debtors shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of the Senior Secured Claims held by the Consenting Senior Secured Noteholders. The Debtors and counsel for the Consenting Senior Secured Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

19. Parties Bound. To the extent any Consenting Senior Secured Noteholder (a) acquires additional Senior Secured Claims or (b) holds or acquires any other claims against or equity interests in the Debtors entitled to vote on the Restructuring, each such Consenting Senior Secured Noteholder agrees that such Senior Secured Claims, preferred stock, other claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Senior Secured Claims, preferred stock, other claims and equity interests (in each case, to the extent holders of such preferred stock, other claims or equity interests are entitled to vote and the preferred stock, others claims or equity interests are still held by it or on its behalf at the time of such vote) to accept the Restructuring. Notwithstanding anything else herein for purposes of this Agreement,

Senior Secured Claims of any Consenting Senior Secured Noteholder that are held by such Consenting Senior Secured Noteholder in a fiduciary or similar capacity shall not be bound by or subject to this Agreement.

20. Entire Agreement. This Agreement, including the Restructuring Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

21. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with the Chapter 11 Cases, and (a) the exercise of rights granted in this Agreement (including giving of notice or termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Debtors hereby waive their right to assert a contrary position in the Chapter 11 Cases with respect to the foregoing.

22. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

24. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

25. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. It is understood and agreed that any Restructuring Support Party may trade in the equity, claims or debt of the Debtors, subject to Section 12 of this Agreement. No Restructuring Support Party shall have any responsibility for any such trading by any other entity (including any other Restructuring Support Party) by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Restructuring Support Parties shall in any way affect or negate this understanding and agreement. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties.

26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement and to the extent possible, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court.

27. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Debtors:

GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, OK 73114
Attn:	Michael Rohleder (President)
Email:	MRohleder@gmxresources.com

With a copy to (which shall not constitute notice):

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: David Zdunkewicz
Email:	DZdunkewicz@andrewskurth.com
Attn:	Timothy A. Davidson II
Email:	TDavidson@andrewskurth.com

If to a Consenting Senior Secured Noteholder, to the address set forth beneath such noteholder’s signature block, with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Andrew N. Rosenberg
Brian S. Hermann
Email:	arosenberg@paulweiss.com and bhermann@paulweiss.com

If to the Creditors’ Committee:

Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas Texas 75201
Attn: Jason S. Brookner
Email: jbrookner@lrmlaw.com

28. Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person or entity shall be a third-party beneficiary hereof.

29. Fiduciary Duties. Notwithstanding anything to the contrary herein or in the Restructuring Term Sheet, each of the Debtors or any directors or officers of the Debtors (in such person’s capacity as a director or officer of the Debtors) and the Creditors’ Committee shall retain the express right to terminate this Agreement should either party determine in good faith and upon the advice of counsel that continued pursuit of the Plan as set forth in the Restructuring Term Sheet would constitute a breach of its fiduciary duties under applicable law, and, in the event of such termination by either the Debtors or the Creditors’ Committee, the other parties to this Agreement shall retain and have all of their rights and remedies as set forth in this Agreement. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary or similar obligations described in this Section.

30. Independent Analysis. Each Consenting Senior Secured Noteholder and the Creditors’ Committee hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) is not relying on the Debtors, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iii) has based its decision to execute this Agreement on its independent review and analysis.

31. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GMX RESOURCES INC.

By:

	Name:	Michael J. Rohleder
	Title:	President

DIAMOND BLUE DRILLING INC.

By:

	Name:	James A. Merrill
	Title:	Vice President and Secretary

ENDEAVOR PIPELINE INC.

By:

	Name:	James A. Merrill
	Title:	Vice President and Secretary

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, by its counsel

By:

	Name:	Jason Brookner Texas Bar No. 24033684
	Title:	Member

LOOPER REED & McGRAW P.C.
1601 Elm Street, Suite 4600
Dallas, Texas 75201
Telephone: (469) 320-6132
Email: jbrookner@lrmlaw.com

Consenting Senior Secured Noteholders’ Signature Pages Redacted

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. IT DOES NOT CONTAIN ALL OF THE TERMS OF A PROPOSED PLAN OF REORGANIZATION. THIS TERM SHEET SHALL NOT BE CONSTRUED AS (I) AN OFFER CAPABLE OF ACCEPTANCE, (II) A BINDING AGREEMENT OF ANY KIND, (III) A COMMITMENT TO ENTER INTO, OR OFFER TO ENTER INTO, ANY AGREEMENT OR (IV) AN AGREEMENT TO FILE ANY CHAPTER 11 PLAN OF REORGANIZATION OR DISCLOSURE STATEMENT OR CONSUMMATE ANY TRANSACTION OR TO VOTE FOR OR OTHERWISE SUPPORT ANY PLAN OF REORGANIZATION.

Does Not Contain All Material Terms

PRELIMINARY TERMS AND CONDITIONS

FOR PROPOSED PLAN OF REORGANIZATION FOR GMX RESOURCES INC.

September 30, 2013

This term sheet (the “Term Sheet”) describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for GMX Resources Inc. (“GMXR”), Diamond Blue Drilling Inc. (“Diamond Blue”) and Endeavor Pipeline Inc. (“Endeavor,” and together with GMXR and Diamond Blue, the “Debtors”) to be implemented pursuant to a joint plan of reorganization (the “Plan”) consistent in all material respects with this Term Sheet to be filed in the Debtors’ pending chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan Support Agreement (the “PSA”).

Implementation of Restructuring	The Restructuring set forth in this Term Sheet shall be effectuated through (i) the execution of the PSA by the Debtors, the Official Committee of Unsecured Creditors appointed in the Debtors’ Chapter 11 Cases (the “Creditors’ Committee”) and certain holders of Series A and Series B Senior Secured Notes due 2017 (collectively, the “Senior Secured Notes,” with the holders of such Notes being referred to herein as the “Senior Secured Noteholders”) that are referred to in the PSA as the “Consenting Senior Secured Noteholders” and that comprise the steering committee of Senior Secured Noteholders (the “Steering Committee”) and (ii) the solicitation and confirmation of the Plan, which shall be in all material respects consistent with this Term Sheet and the PSA.

The parties to the PSA and their respective advisors shall negotiate in good faith and use all deliberate speed to negotiate the definitive documentation to implement the Restructuring consistent with the terms described in this Term Sheet and any related documentation, including without limitation, the PSA, the Plan and the disclosure statement describing the Plan (the “Disclosure Statement”).

Plan Financing	The maturity date for the debtor-in-possession financing facility (the “DIP Financing”) approved by Bankruptcy Court order dated May 6, 2013 [Docket No. 323] (as the same may be amended or modified from time to time, the “Final DIP Order”) shall be extended so that it may continue to be used by the Debtors for the purposes set forth in, and in accordance with the terms of, the DIP Credit Agreement and the Final DIP Order and to provide cash sufficient for the Debtors to make distributions to creditors under the Plan in accordance with this Term Sheet.

Treatment of Administrative and Priority Claims	Upon the effective date of the Plan, the Debtors shall pay all administrative and priority claims as required by section 1129 of the Bankruptcy Code, including but not limited to the superpriority adequate protection claims (if any) of the holders of Senior Secured Noteholder Claims (as defined below), all fees and expenses of the Steering Committee (as set forth under the “Fees and Expenses” section below) and the DIP Lenders and their professionals as required under the Final DIP Order. If the class of holders of general unsecured claims votes to accept the Plan, neither the Steering Committee nor its professionals, the DIP Lenders and their professionals, nor any holder of an administrative or priority claim shall have any claim against, or recourse to, the Litigation Trust or the Cash Distribution (each as defined below) for payment of such claims. If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) shall receive interests in the Litigation Trust that are senior to those granted to holders of general unsecured claims to the extent such claims are not otherwise paid in full in cash on the Effective Date.

Treatment of DIP Financing Claims	Upon the Effective Date, if the class of holders of general unsecured claims votes to accept the Plan, the claims arising under or related to the DIP Credit Agreement (the “DIP Financing Claims”) shall either be converted into (or refinanced by) a first priority exit facility (the “Exit Financing”) and/or converted into New Equity Interests (as defined below). If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the holders of DIP Financing Claims shall receive payment in full on account of all DIP Financing Claims either from (i) the estates through issuance of interests in the Litigation Trust which are senior to those granted to the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) and the holders of general unsecured claims and/or (ii) any Exit Financing.

Treatment of the Senior Secured Noteholder Claims	The claims arising under or related to the Senior Secured Notes and/or the Senior Secured Indenture (the “Senior

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Secured Noteholder Claims”) have been allowed by order of the Bankruptcy Court in the aggregate amount of $402,363,309.00 (exclusive of post-petition interest, fees and expenses) consisting of (i) principal and accrued interest owing on the First Lien Notes as of the Petition Date in the amount of $336,276,571.00 and (ii) the Applicable Premium (as defined in the Senior Secured Indenture) in the amount of $66,086,738.00. The secured portion of the Senior Secured Noteholder Claims shall be allowed in the amount of $338,000,000, the value of the Collateral (as defined in the Senior Secured Indenture) (the “Senior Secured Noteholder Secured Claim”) as determined at the auction held on August 28, 2013 for substantially all of the Debtors’ assets. The Senior Secured Noteholders hold an unsecured deficiency claim in the amount of $64,363,309.00 (the “Deficiency Claim”), the remaining balance of the debt outstanding as of the Petition Date under the Senior Secured Notes.

Upon the Effective Date of the Plan, the holders of Senior Secured Notes shall receive, in full and final satisfaction of the Senior Secured Noteholder Secured Claim, 100% of the equity in reorganized GMXR and/or equity interests in an affiliate (the “New Equity Interests”) (provided that the issuance of the New Equity Interests shall be subject to dilution by any equity issued to holders of the DIP Financing Claims and pursuant to the Management Incentive Plan (as defined below)) and new notes in the aggregate principal amount and with additional terms to be mutually agreed upon by the Debtors and the Steering Committee.

In addition, all fees and expenses of the Steering Committee (including, without limitation, the payment of all reasonable fees and expenses of its legal and financial advisors) shall be paid on the effective date of the Plan (the “Effective Date”).

The class of Senior Secured Noteholder Secured Claims shall be impaired under the Plan and holders of Senior Secured Noteholder Secured Claims may vote to accept or reject the Plan.

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Treatment of Second Priority Note Claims, Other Claims Secured by Junior Liens, Old Senior Note Claims and Convertible Note Claims	The holders of (i) Senior Secured Second-Priority Notes due 2018 (the “Second Priority Notes”) issued pursuant to that certain Indenture dated as of September 19, 2012, as amended, supplemented or otherwise modified from time to time, providing for the issuance of the Second Priority Notes by and among GMX Resources Inc., as the issuer, and American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent, (ii) outstanding 11.375% Senior Notes due 2019 issued on February 9, 2011 (the “Old Senior Notes”), (iii) outstanding 4.50% Convertible Notes due 2015 (the “Convertible Notes”) and (iv) any other claims secured by a lien that is junior to the lien securing the Senior Secured Notes shall be treated as general unsecured creditors.

Treatment of General Unsecured Creditors	Upon the Effective Date of the Plan, holders of allowed general unsecured claims shall receive their pro rata share of (i) $1.5 million in cash (the “Cash Distribution”), less an amount to be set aside to fund a Litigation Trust (as defined below) as determined by the Creditors’ Committee (the “Litigation Trust Initial Funding”), and (ii) interests in a Litigation Trust; provided that the Cash Distribution shall be made only if the class of holders of general unsecured claims votes to accept the Plan by the requisite majorities under the Bankruptcy Code; and provided further that distributions to holders of the Second Priority Notes, the Old Senior Notes and the Convertible Notes shall be subject to any charging lien asserted by any indenture trustee for such notes. In addition, if the class of holders of general unsecured claims votes to accept the Plan, the Deficiency Claim shall be deemed to be waived, and the Senior Secured Noteholders shall not participate in the Cash Distribution or the Litigation Trust on account of such Deficiency Claim.[1] The class of holders of general unsecured claims shall include, without limitation, the claims arising under or related to the Second Priority Notes, the Old Senior Notes, the Convertible Notes and any other claimants whose claims are secured by a lien that is junior to the lien securing the Senior Secured Notes.

If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the holders of allowed general unsecured claims shall receive their pro rata share of interests in the Litigation Trust (as defined below) and such interests shall be junior and subordinate to the interests in the Litigation Trust to be distributed to the holders of the DIP

[1]	Similarly, the DIP Lenders and the Senior Secured Noteholders shall not participate in the Cash Distribution or receive interests in the Litigation Trust (as defined below) on account of the DIP Financing Claims or any superpriority adequate protection claim.

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Financing Claims and the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) to the extent such claims are not otherwise paid in full in cash on the Effective Date.

The class of holders of general unsecured claims shall be impaired under the Plan and holders of general unsecured claims may vote to accept or reject the Plan.

Treatment of Equity Interests	Upon the Effective Date of the Plan, all equity interests of any kind in the Debtors, including common and preferred stock, options, warrants, and other agreements or rights to acquire the same (including any arising under or in connection with any employment agreement or any incentive plan or any benefit plan or the like) (collectively, the “Old Equity”) existing prior to the consummation of the Restructuring, shall be cancelled upon the Effective Date without any further action. All outstanding equity interests in GMXR’s subsidiaries and affiliates, including Diamond Blue and Endeavor, shall be reinstated upon the Effective Date.

The class of the Debtors’ equity interests shall be impaired under the Plan and holders of equity interests shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

The Litigation Trust	A litigation trust (the “Litigation Trust”) shall be established under the Plan, for the benefit of (i) if the class of holders of general unsecured claims votes to accept the Plan, holders of allowed general unsecured claims against the Debtors that are entitled to share in the distributions to such holders and (ii) if the class of holders of general unsecured claims does not vote to accept the Plan (a) the DIP Lenders on account of their DIP Financing Claims, (b) the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) and (c) holders of allowed general unsecured claims. If the class of holders of general unsecured claims votes to accept the plan, holders of allowed general unsecured claims shall receive any and all distributions made from the Litigation Trust. If the class of holders of general unsecured claims votes to reject the Plan, any distributions made from the Litigation Trust shall be distributed pro rata first to the holders of DIP Financing Claims until such claims are paid in full; second, to the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) until such claims are paid in full; and last, to holders of general unsecured claims to the extent there are any remaining amounts available for distribution.

The potential causes of action held by the Debtors and their respective estates listed on the attached Schedule A (the “Schedule A Claims”) shall be transferred to the Litigation

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Trust on the Effective Date of the Plan for the benefit of the Litigation Trust beneficiaries; provided, that in no event shall the Litigation Trustee (as defined below) on behalf of the Litigation Trust pursue any causes of action against the DIP Lenders, the Consenting Senior Secured Noteholders, the Steering Committee, U.S. Bank, National Association, as indenture trustee under the Senior Secured Indenture, Cantor Fitzgerald Securities, as collateral and administrative agent under the DIP Credit Agreement, or any of their respective officers, directors, managers, employees and advisors (whether or not such persons are released under the Plan). Schedule A may be modified to add or remove potential causes of action from the date the PSA is executed through the date the order approving the Disclosure Statement is entered upon the mutual agreement of the Debtors, the Steering Committee and the Creditors’ Committee. The Litigation Trustee (as defined below) may prosecute the Schedule A Claims on behalf of the Litigation Trust and shall also be responsible for objecting to (i) the amount of any superpriority adequate protection claims held by the Senior Secured Noteholders and (ii) claims filed against the Debtors’ estates that purport to qualify as general unsecured claims under the terms of the Plan, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code; provided however, that notwithstanding such section 502(d) objection (if any), the Litigation Trustee shall not bring any claim or cause of action against any Protected Person (as defined below) for an Avoidance Action (as defined below). To the extent the class of holders of general unsecured claims votes to accept the Plan, the Litigation Trust Initial Funding shall also be transferred to the Litigation Trust upon the Effective Date. If the class of holders of general unsecured claims votes to accept the Plan, the Creditors’ Committee shall select the trustee (the “Litigation Trustee”) for the Litigation Trust, subject only to Court approval at the Plan confirmation hearing. If the class of holders of general unsecured claims votes to reject the Plan, the Litigation Trustee shall be selected jointly by the Debtors, the Steering Committee and the Creditors’ Committee. The costs and expenses of the Litigation Trust, including the fees and expenses of the Litigation Trustee and its retained professionals, shall be paid exclusively from the Litigation Trust. If the class of unsecured creditors votes to accept the Plan, the form of Litigation Trust agreement and related ancillary documents shall be drafted by the Creditors’ Committee, subject only to Court approval at the Plan confirmation hearing; provided that, if the class of holders of general unsecured claims votes to reject the Plan, such documents must be mutually acceptable to the Debtors, the Steering Committee and the Creditors’ Committee. All Plan provisions relating to the Litigation Trust, the Litigation Trustee and the other matters in

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this Term Sheet relating to the treatment of general unsecured creditors shall be reasonably acceptable to the Creditors’ Committee. The Litigation Trustee shall be vested with the powers that are usual and customary for litigation trustees in chapter 11 cases.

Key Contracts and Agreements	To the extent necessary in connection with the Plan, the Debtors will seek to assume, pursuant to, inter alia, section 365 of the Bankruptcy Code, those agreements and contracts that may be mutually agreed upon by the Debtors and the Steering Committee.

Management Incentive Plan	The Confirmation Order shall provide that on the Effective Date reorganized GMXR will implement a new management equity incentive plan (the “Management Incentive Plan”) which shall provide for grants of options and/or restricted units/equity reserved for management, directors and employees in an amount of new equity to be issued by reorganized GMXR sufficient to properly incentivize the senior management team of reorganized GMXR. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of reorganized GMXR, unless earlier agreed by the Steering Committee and the Debtors. Immediately after the Restructuring, reorganized GMXR’s board shall implement the Management Incentive Plan that will provide for equity-based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 5-10% of the New Equity Interests, as determined by the new board of reorganized GMXR, unless earlier agreed by the Steering Committee and the Debtors.

Reporting Company Status	Upon the Effective Date, the Debtors will cease to be a public reporting company.

Board of Directors/Corporate Governance

Membership and voting rights for the board of reorganized GMXR to be determined.

Upon the Effective Date, reorganized GMXR will be a private company and all parties receiving distributions of equity in reorganized GMXR and/or an affiliate (and all persons to whom such parties may sell their equity in the future and all persons who purchase or acquire equity in reorganized GMXR in future transactions) shall be required to become parties to an equityholders’ agreement on terms to be agreed upon by the Steering Committee.

Tax Related Issues (Structuring & Otherwise)	The parties shall use good-faith efforts to structure the Restructuring to the maximum extent possible in a tax-efficient

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and cost-effective manner for the benefit of the parties to the PSA. Notwithstanding the forgoing, the Steering Committee shall have the sole discretion over the structure to the extent it relates to the treatment of Senior Secured Noteholder Claims so long as the treatment of the class of holders of general unsecured claims is not adversely affected.

Revesting of Property	All property of the Debtors including any and all potential or actual claims or causes of action of the Debtors (other than the Schedule A Claims) shall be owned by reorganized GMXR, Diamond Blue or Endeavor, or one or more of their affiliates, as applicable, upon the Effective Date of the Plan except as otherwise provided herein.

Conditions & Next Steps:

The effectiveness of any Restructuring shall be subject to customary closing conditions, including, without limitation, satisfaction of all regulatory requirements and the negotiation and execution of definitive documentation, reasonably acceptable to the Steering Committee, the Debtors and, solely to the extent affecting the economic treatment of general unsecured creditors as set forth herein, the Creditors’ Committee, for the transactions described herein.

Additional conditions precedent to the consummation and Effective Date of the Restructuring and related transactions shall be reasonably acceptable to the Debtors and the Steering Committee.

Documentation	All documentation prepared in connection with the Restructuring, including without limitation, any documents, motions, pleadings, orders or the like prepared or filed in connection with the chapter 11 cases shall be in form and substance reasonably acceptable to the Debtors, the Steering Committee and, solely to the extent affecting the treatment of general unsecured creditors as set forth herein, the Creditors’ Committee.

Releases and Exculpation	The parties to the PSA have previously exchanged and agreed to a list of entities or persons, including certain of the Debtors’ current directors and officers (collectively, the “Protected Persons”) against which no claims or causes of action may be brought. Such entities and persons are set forth on the attached Schedule B. On the Effective Date, the Debtors’ estates will release such Protected Persons from any potential claims or causes of action. The Debtors’ release of certain directors and officers that are Protected Persons includes the release of any liability for breach of fiduciary duty or related claims; provided, however that the Litigation Trustee may name any or all of such directors and officers solely as nominal defendants, if the Litigation Trustee determines,

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based upon the written advice of counsel, that it is necessary or required in connection with any post-Effective Date litigation instituted by the Litigation Trustee that seeks recovery under the Debtors’ D&O insurance policies. The Creditors’ Committee, the Litigation Trust, the Litigation Trustee, or any other fiduciary or representative for the Debtors’ general unsecured creditors appointed under a Plan, and each of their respective successors and assigns, shall not bring any causes of action under section 502(d), 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code (collectively, the “Avoidance Actions”) or any other claims or causes of action against any of the Protected Persons; provided further however, that the Creditors’ Committee, prior to the Effective Date, and the Litigation Trustee, upon and after the Effective Date, may take such action as it reasonably deems necessary, based on the advice of counsel, to preserve the proceeds of the Debtors’ D&O insurance policies for the benefit of the estates or the Litigation Trust beneficiaries, as applicable.

To the greatest extent possible and consistent with the definition herein of “Protected Persons,” customary mutual releases and exculpations will be given, including (if applicable) of any claims and causes of action under Chapter 5 of the Bankruptcy Code, by and to (a) the Debtors and their direct and indirect shareholders, partners and interest holders and each of their respective officers, directors, managers, employees and advisors, (b) U.S. Bank, as trustee and collateral agent under the Senior Secured Indenture, and its advisors, (c) the DIP Lenders, (d) the members of the Steering Committee, each such member’s advisors and the Steering Committee’s advisors, (e) the members of the Creditors’ Committee and its and their advisors and (f) all parties that execute the PSA.

Fees & Expenses	The Debtors shall pay, when due and payable, all accrued and unpaid fees and expenses of the Steering Committee in connection with the Restructuring including, without limitation, the costs and expenses incurred by (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) McAfee &Taft, (iii) Sandler O’Neill & Partners, L.P., (iv) W.D. Von Gonten & Co., and (v) any other professionals that may be reasonably retained by the Steering Committee or any of its members that may be required in connection with the Restructuring.

Upon the confirmation of the Plan, notwithstanding the provisions of the Final DIP Order to the contrary, and notwithstanding whether the class of holders of general unsecured claims votes to accept or reject the Plan, the fees and expenses incurred by the Creditors’ Committee’s professionals through September 20, 2013 in these Chapter 11 Cases (i.e., Looper Reed & McGraw (“LRM”), Hall, Estill,

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Hardwick, Gable, Golden & Nelson, P.C. (“Hall Estill”), Conway MacKenzie (“Conway”) and Lonquist & Company (collectively with LRM, Conway and Hall Estill, the “Committee Professionals”)) shall not be objected to by the parties to the PSA. Upon confirmation of the Plan, the Debtors and the DIP Lenders shall be deemed to withdraw any previous objections to the Committee Professionals’ fees and expenses incurred during this period, and any withheld sums shall thereafter be promptly paid by the Debtors.

The fees and expenses incurred by the Committee Professionals in these Chapter 11 Cases after September 20, 2013 will be subject to a cap mutually agreed to among the Debtors, the Steering Committee and the Creditors’ Committee and the DIP Credit Agreement and/or the budget attached thereto shall be amended to reflect that the Committee Professionals’ fees and expenses incurred after September 20, 2013 shall be subject to such cap.

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of any kind.

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Schedule A

Potential Causes of Action

Potential Avoidance Actions:

[Redacted]

Schedule B

Protected Persons

[Redacted]

Exhibit B

Transfer Agreement

[Redacted]

Exhibit C

Form of Waiver and Amendment to DIP Credit Agreement

[Redacted]